SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

Filed by the registrant
Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement.
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
Definitive proxy statement.
Definitive additional materials.
Soliciting material under Rule 14a-12.

STATE STREET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

David A. Spina Chairman and Chief Executive Officer
March 11, 2002

DEAR STOCKHOLDER:

     We cordially invite you to attend the 2002 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 17, 2002, at 10:00 a.m.

     Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

     We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a vaild, picture identification such as a driver's license or passport. If you own your shares through a bank or brokerage accoutn, or through some other nominee, you must bring proof of ownership (for details, see Meeting Admission in the Notice of 2002 Annual Meeting of Stockholders). Public parking is no longer availalbe at State Street's headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

 State Street Corporation
225 Franklin Street
Boston, MA 02110-2804

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Eastern Time
Date	Wednesday, April 17, 2002
Place	225 Franklin Street, Fifth Floor, Boston, Massachusetts

Purpose	1.	To elect five directors;
	2.	To vote on an amendment to the 1997 Equity Incentive Plan to increase the number of shares available for issuance under the plan;
	3.	To approve the amended performance goals under the 1997 Equity Incentive Plan;
	4.	To vote on a stockholder proposal to request the directors to redeem the outstanding rights under our Rights Agreement;
	5.	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a); and
	6.	To vote on a stockholder proposal, if properly raised at the meeting, to amend the By-Laws applicable to the Audit Committee and independent auditors, self-dealing and interlocking directorships.
Record Date	The directors have fixed the close of business on February 28, 2002 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission

For security clearance at public facilities in Boston you will be asked to present a valid picture identification such as a driver’s license or passport. If your State Street stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of stockholders. If your stock is held in street name, you should also bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so your shares can be voted at the meeting. You may submit your proxy by mail. If your stock is held in the name of a broker, bank or other nominee, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

By Order of the Board of Directors,

Maureen Scannell Bateman
March 11, 2002	Secretary

State Street Corporation
225 Franklin Street
Boston, MA 02110-2804

STATE STREET CORPORATION
225 Franklin Street, Boston, Massachusetts 02110

PROXY STATEMENT
GENERAL INFORMATION

When was this proxy statement and the accompanying proxy scheduled to be sent to stockholders?

     This proxy statement and accompanying proxy are scheduled to be sent to stockholders beginning on March 11, 2002.

Who is soliciting my vote?

     The Board of Directors of State Street Corporation ("State Street") is soliciting your vote for the 2002 Annual Meeting of Stockholders.

How many votes can be cast by all stockholders?

        325,194,120 shares of Common Stock of State Street are outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote on each matter.

How do I vote?

        You may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy please mark, date, sign and return the enclosed proxy in the enclosed envelope. If you vote by the enclosed proxy your shares will be voted at the meeting in accordance with your instructions or as provided in the proxy. If you do not give any instructions, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors given below.

        If your stock is held in the name of a broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

        To vote in person bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or a letter from the record holder indicating that you own the shares as of the record date and first obtain from the record holder a proxy issued in your name.

        Participants in State Street’s Salary Savings Program will receive a voting direction form separately. State Street Bank and Trust Company, as trustee, will vote in accordance with written instructions from the participant and, where no instructions are received, the shares will be voted in accordance with the trust documents.

What are the Board’s recommendations on how to vote my shares?

    The Board of Directors recommends a vote:

  FOR election of the five directors (page 3)

  FOR the amendment to increase the authorized shares under the 1997 Equity Incentive Plan (page 20)

  FOR the approval of the amended performance goals under the 1997 Equity Incentive Plan (page 26)

  AGAINST a stockholder proposal to request the directors to redeem the outstanding rights under our Rights Agreement (page 26)

  AGAINST a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (page 28)

  AGAINST a stockholder proposal to amend the By-Laws applicable to the Audit Committee and directors (page 31)

Who pays the cost for soliciting proxies?

        State Street will pay the cost of our proxy solicitor. The solicitation of proxies will be made primarily by mail. State Street has retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $10,000, plus expenses. Proxies may also be solicited personally, by telephone, fax and e-mail by employees of State Street and its principal subsidiary, State Street Bank and Trust Company (the "Bank"), without any additional remuneration. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals and for obtaining the authorization for the execution of proxies.

Can I change my vote?

        You may revoke your signed proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

        The five nominees for election as directors who receive a plurality of the shares voted for election of directors shall be elected directors (Item 1). The affirmative vote of a majority of all shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the amendments under the 1997 Equity Incentive Plan (Items 2 and 3), and the stockholder proposal to request the directors to redeem the outstanding rights under our Rights Agreement (Item 4), although in order to list the shares issuable under Item 2 on the New York Stock Exchange, the total votes cast on Item 2 must represent over 50% in interest of all shares entitled to vote on the Item. The affirmative vote of 66 2/3% of all shares outstanding and entitled to vote is necessary to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (Item 5). The affirmative vote of a majority of all shares outstanding and entitled to vote is necessary to approve the stockholder proposal to amend the By-Laws applicable to the Audit Committee and directors (Item 6).

How is the vote counted?

        Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes "for" a director. Shares properly voted to "abstain" on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are treated as having voted against the matter.

        If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals (a "broker non-vote") if the broker does not receive voting instructions from you. Under these rules, a broker may not vote in its discretion on Items 4, 5 and 6. Shares that are subject to a broker non-vote are counted for determining the quorum but as not entitled to vote on the particular matter, so without voting instructions a broker non-vote could occur on Item 4, Item 5 and Item 6. This will have no effect on whether the required vote has been received on Item 4, but will have the effect of the shares being voted against approval of Item 5 and Item 6.

Could other matters be decided at the Annual Meeting?

        We do not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

        Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

ELECTION OF DIRECTORS

        In accordance with Massachusetts law and State Street’s By-Laws, the Board is divided into three classes of directors. Each class has a term of three years. Each director serves until his or her term expires and until his or her successor is duly elected and qualified. The Board determines the number of directors. There are currently 18 directors. Gregory L. Summe was appointed by the Board as a Class III director on June 21, 2001. Nicholas A. Lopardo, a Class III director, retired from the Board effective August 1, 2001. John M. Kucharski and Bernard W. Reznicek, each a Class III director, will be retiring from the Board at the expiration of their current term.

        Pursuant to the By-Laws, at a meeting on December 20, 2001, the Board of Directors fixed the number of directors at 16, effective at the time of the 2002 Annual Meeting. Five directors are to be elected at the meeting as Class III directors. Each of the nominees for election as a Class III director is currently a director. Diana Chapman Walsh, a Class II director, was designated as a Class III director by the Board at its December 20, 2001 meeting, effective April 16, 2002, in order to make the classes of directors as nearly equal in number as possible.

        It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the five nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of State Street, principal occupation and other biographical material is shown below.

The Board of Directors unanimously recommends that you vote
FOR
each of these nominees for director. (Item 1 on your proxy card)

DIRECTORS TO BE ELECTED AT THE 2002 ANNUAL MEETING

Class III Nominees with Terms Expiring in 2005

TENLEY E. ALBRIGHT, M.D.	Director since 1993

        Physician and surgeon. Dr. Albright, age 66, is Chairman of Western Resources, Inc., a holding company of varied real estate assets. She is consultant to and formerly chairman of the Board of Regents of the National Library of Medicine at National Institutes of Health. She is a director of West Pharmaceutical Services, Inc., the Whitehead Institute for Biomedical Research and the Massachusetts Society for Medical Research. She is a member of the corporation of Woods Hole Oceanographic Institution and New England Baptist Hospital and a member of the Harvard Medical School Information Technology Committee and serves on the Board of Visitors of the Harvard Medical Institute for Research and Education. Dr. Albright graduated from Harvard Medical School and Radcliffe College.

NADER F. DAREHSHORI	Director since 1990

        Chairman, President and Chief Executive Officer of Houghton Mifflin Company, publisher, a division of Vivendi Universal Publishing. Mr. Darehshori, age 65, is a director of OneBeacon Insurance Group and chairman of the Boston Public Library Foundation. He is a trustee of Wellesley College, the WGBH Educational Foundation and the Dana-Farber Cancer Institute. Mr. Darehshori also serves on the boards of the Massachusetts Business Roundtable and the Association of American Publishers.

RONALD E. LOGUE	Director since 2000

        President and Chief Operating Officer of State Street since December, 2001. He was elected Vice Chairman in 1999 and Chief Operating Officer in May 2000. Prior to that time, Mr. Logue, age 56, headed State Street’s Global Investor Services Group. He is responsible for State Street’s $6 trillion asset-servicing business, which provides custody, accounting, administration, global cash management, credit, risk management, investment operations outsourcing and other services to institutional investors worldwide. Mr. Logue joined State Street in 1990 as head of the Mutual Fund Custody Division. Mr. Logue is a director of the Metropolitan Boston Housing Partnership and co-chair of the Leadership Division of the United Way. He received B.S. and M.B.A. degrees from Boston College.

GREGORY L. SUMME	Director since 2001

        Chairman, Chief Executive Officer and President of PerkinElmer, Inc., a global technology company which provides products and systems to the life sciences, analytical instruments, and optoelectronics markets. Prior to joining PerkinElmer in 1998, Mr. Summe, age 45, was with AlliedSignal, serving successively as the president of general aviation avionics, aerospace engines and the automotive products group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. Mr. Summe serves as a director of TRW, Inc., a trustee of the Fessenden School and a member of the Singapore-US Business Council. He holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati and an M.B.A. from the Wharton School of the University of Pennsylvania.

DIANA CHAPMAN WALSH	Director since 1997

        President of Wellesley College. Prior to becoming President of Wellesley College, Dr. Walsh, age 57, was Professor and Chairman, Department of Health and Social Behavior, at the Harvard School of Public Health. She serves on the board of directors of the Consortium on Financing Higher Education and as chair of the American Council on Education Commission on International Education. She is a trustee of Amherst College. Dr. Walsh received a B.A. degree from Wellesley College, M.S. and Ph.D. degrees from Boston University and Doctor of Humane Letters, honorus causa, from Boston University and Deree College, American College of Greece.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

Class I

I. MACALLISTER BOOTH	Director since 1990

        Retired Chairman, President and Chief Executive Officer of Polaroid Corporation, a manufacturer of instant image recording products. Mr. Booth, age 70, is a director of Western Digital Corporation and past chairman of the national board of directors of INROADS. He received B.S. and M.B.A. degrees from Cornell University.

TRUMAN S. CASNER	Director since 1990

        Of counsel to the law firm of Ropes & Gray. Mr. Casner, age 68, received an A.B. degree from Princeton University in 1955 and an LL.B. from Harvard Law School in 1958. He served as law clerk to Chief Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968 and of counsel in 2002. He is a trustee of the Museum of Science, Boston, chairman of the corporation and past president of Belmont Hill School, and a member of the corporation of Woods Hole Oceanographic Institution. He is a member of the American Law Institute.

ARTHUR L. GOLDSTEIN	Director since 1995

        Chairman and Chief Executive Officer of Ionics, Incorporated, an international company involved in the purification and treatment of water. Mr. Goldstein, age 66, is a director of Cabot Corporation. He is a member of the National Academy of Engineering and its Industry Advisory Board. He is a trustee of California Institute of Technology, Massachusetts General Physicians’ Organization, Inc. and Dana-Farber/Partners Cancer Care, Co-Chair of the Committee on Industrial Relations and Ventures of Partners HealthCare, and a director of Partners HealthCare System, Inc., Jobs for Massachusetts, Inc. and the Massachusetts High Technology Council. Mr. Goldstein received a B.S. degree in chemical engineering from Rensselaer Polytechnic Institute, an M.S. in chemical engineering from the University of Delaware and an M.B.A. from Harvard Business School.

DENNIS J. PICARD	Director since 1991

        Chairman Emeritus of Raytheon Company, with products and services in commercial and defense electronics and business and special mission aircraft. Mr. Picard, age 69, joined Raytheon in 1955 and retired in 1999. He is a member of the National Academy of Engineering, president and an honorary fellow of the American Institute of Aeronautics and Astronautics and a life fellow of the Institute of Electrical and Electronic Engineers. Mr. Picard is a trustee of Northeastern University, a director of the Discovery Museums and a member of the Business Council. He is a graduate of Northeastern University and holds honorary doctorates from Northeastern University, Merrimack College and Bentley College.

RICHARD P. SERGEL	Director since 1999

        President, Chief Executive Officer and Director of National Grid U.S.A. since 1999, the successor to New England Electric System (NEES), an electric power provider. Mr. Sergel, age 52, joined NEES in 1978. He is a director of National Grid Group plc, New England Power Company, Edison Electric Institute, Jobs for Massachusetts and the Greater Boston Chamber of Commerce and a trustee of the Worcester Art Museum. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina University and an M.B.A. from the University of Miami. He served in the United States Air Force.

DAVID A. SPINA	Director since 1989

        Chairman and Chief Executive Officer of State Street since January 1, 2001. Prior to that date Mr. Spina, age 59, was President and Chief Executive Officer. He joined State Street in 1969 and has held a variety of positions with State Street, including chief operating officer, chief financial officer and treasurer. He is chairman of the United Way of Massachusetts, vice chairman of the Massachusetts Taxpayers Foundation, Inc., a director of Jobs for Massachusetts, a corporator of the Dana Hall School and chairman emeritus of the Massachusetts Housing Investment Corporation. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. from Harvard University. He was an officer in the United States Navy from 1964 to 1969 serving a tour of duty in Vietnam.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2004

Class II

DAVID P. GRUBER	Director since 1997

        Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, age 60, joined Wyman-Gordon in 1991 and retired in 1999. He is a member of the board of trustees of Manufacturers’ Alliance for Productivity and Innovation, chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee and a member of the board of directors of Novelos Therapeutics Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000

        Wallace Brett Donham Professor of Business Administration at Harvard University. Dr. Hill, age 45, is faculty chair, Leadership Initiative and Young Presidents’ Organization Presidents’ Seminar. She is a member of the board of directors of Cooper Industries, the boards of trustees of the Rockefeller Foundation, Bryn Mawr College and the Children’s Museum, Boston, and the board of overseers of the Beth Israel Deaconess Medical Center. Dr. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993

        Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc., which provides management, technology and environmental consulting services. Dr. LaMantia, age 62, is a member of the board of Marathon Technologies and the advisory board of StoneGate Partners, IntellectExchange and several non-profit research and educational institutions. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School.

ALFRED POE	Director since 1994

        Private Investor pursuing startups in the functional food business. Mr. Poe, age 53, was chief executive officer of MenuDirect Corporation, a direct home delivery prepared food service from 1997 to 1999. From 1991 to 1996 he was a corporate vice president of Campbell Soup Company and president of the Meal Enhancement Group. He is a member of the board of directors of Polaroid Corporation, B&G Foods, Inc. and the Executive Leadership Council. Mr. Poe holds a B.S. degree from Polytechnic Institute of Brooklyn and an M.B.A. from the Harvard Graduate School of Business.

ROBERT E. WEISSMAN	Director since 1989

        Chairman, Shelburne Investments. Mr. Weissman, age 61, was formerly the Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries. He is a director of Pitney Bowes, Inc. and Cognizant Technology Solutions Corp. Mr. Weissman is a member of the Listed Company Advisory Committee of the New York Stock Exchange and a member of the board of trustees of Babson College and the advisory board of Broadview Capital. He received a degree in Business Administration from Babson College.

General Information

        The Board of Directors has the overall responsibility for the conduct of our business. Of the 18 directors currently in office, 16 are outside directors and 2 are executive officers of State Street. The Board of Directors held 6 meetings during 2001 and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year. Each member of the Board, except Mr. Poe, Mr. Reznicek and Mr. Weissman, is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held 11 meetings during 2001. Each member of State Street’s Executive Committee and the Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

        The Board of Directors has the following committees to assist it in carrying out its responsibilities:

        The EXECUTIVE COMMITTEE is authorized to exercise all the powers of the Board of Directors that may be legally delegated to it by the Board in the management and direction of the business and affairs of State Street, including the review and approval of policies for the extension of credit, investment of assets and financial management, and monitoring activities under these policies. The Committee reports periodically to the Board. Its members are Truman S. Casner, Chair; I. MacAllister Booth; David P. Gruber; Charles R. LaMantia, and David A. Spina. During 2001, the Committee held 12 meetings.

        The EXAMINING AND AUDIT COMMITTEE oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street's financial reports and compliance with laws, regulations and corporate policies; monitors communication with external auditors and bank regulatory authorities, and recommends the selection of the independent auditors. Its members are John M. Kucharski, Chair; Tenley E. Albright; I. MacAllister Booth, and Charles R. LaMantia. During 2001, the Committee held 8 meetings.

        The EXECUTIVE COMPENSATION COMMITTEE sets and administers policies which relate to the compensation system for State Street's executive officers and other incentive programs of State Street. Its members are Robert E. Weissman, Chair; I. MacAllister Booth; Nader F. Darehshori; Bernard W. Reznicek, and Richard P. Sergel. None of these individuals is or has been an officer or employee of State Street or the Bank. During 2001, the Committee held 6 meetings.

        The NOMINATING COMMITTEE recommends nominees for directors of State Street and the Bank. In carrying out its responsibility of finding the best qualified directors, the Committee will consider proposals from a number of sources, including recommendations for nominees submitted upon timely written notice to the Secretary of State Street by stockholders. Its members are Arthur L. Goldstein, Chair; Dennis J. Picard; Alfred Poe, and Diana Chapman Walsh. During 2001, the Committee held 2 meetings.

Compensation of Directors

        Directors who are also employees of State Street or the Bank do not receive any compensation for serving as directors or as members of committees. Directors who are not employees of State Street or the Bank received an annual retainer of $50,000, payable at their option in shares of Common Stock of State Street or in cash, plus a fee of $1,500 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, and an award of 956 shares of deferred stock payable when the director leaves the Board or retires, for the period April 2001 through March 2002. For this period, all outside directors elected to receive their annual retainer in shares of Common Stock. The directors may elect to defer either 50% or 100% of all fees and compensation payable during any calendar year pursuant to State Street’s Deferred Compensation Plan for Directors. Three directors have elected to defer compensation.

BENEFICIAL OWNERSHIP OF SHARES

Management

        The table below sets forth the number of shares of Common Stock of State Street beneficially owned (as determined under the rules of the Securities and Exchange Commission) by each director, the chairman and chief executive officer and the four other most highly compensated executive officers and by the group consisting of those persons and other executive officers as of the close of business on February 1, 2002 based on information furnished by each person. None of the individuals owned beneficially as much as 1% of the outstanding shares of Common Stock. The group in the aggregate beneficially owned 1.267% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership
Tenley E. Albright, M.D.	48,314	(1)(7)
Maureen Scannell Bateman	135,523	(2)
I. MacAllister Booth	28,050	(3)(7)
Truman S. Casner	38,512	(4)(7)
Nader F. Darehshori	19,023	(7)
Arthur L. Goldstein	14,767	(7)
David P. Gruber	10,353	(7)
Timothy B. Harbert	348,900	(2)(7)
Linda A. Hill	2,380	(7)
John M. Kucharski	26,709	(7)
Charles R. LaMantia	22,251	(5)(7)
Ronald E. Logue	372,004	(2)(7)
Dennis J. Picard	30,826	(7)
Alfred Poe	17,895	(7)
Bernard W. Reznicek	23,039	(7)
Richard P. Sergel	5,270	(7)
David A. Spina	2,183,696	(2)(6)
Gregory L. Summe	1,634	(7)
John R. Towers	272,157	(2)(7)
Diana Chapman Walsh	9,585	(7)
Robert E. Weissman	37,275	(7)
All of the above and other executive officers as a group (23 persons)	4,139,994	(2)(7)

_________________

(1)

Includes 14,417 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 8,400 shares owned by a family member with respect to all of which shares she disclaims beneficial ownership.

(2)

Includes shares which may be acquired within 60 days through the exercise of stock options as follows: Ms. Bateman, 126,468; Mr. Harbert, 164,438; Mr. Logue, 270,134; Mr. Spina, 1,177,334; Mr. Towers, 256,134, and the group, 2,434,678.

(3)	Includes 3,200 shares held in trust for the benefit of family members with respect to which shares Mr. Booth disclaims beneficial ownership.
(4)	Includes 8,000 shares as to which Mr. Casner has sole investment power and shared voting power.
(5)	Includes 4,000 shares as to which Mr. LaMantia has shared voting power and investment power.
(6)	Includes 84,000 shares owned by members of Mr. Spina's family with respect to which shares he disclaims beneficial ownership.
(7)

Includes shares held in deferred stock accounts as follows: Dr. Albright, 6,923; Mr. Booth, 8,232; Mr. Casner, 8,126; Mr. Darehshori, 8,126; Mr. Goldstein, 5,873; Mr. Gruber, 5,523; Mr. Harbert, 156,754; Dr. Hill, 1,206; Mr. Kucharski, 7,799; Dr. LaMantia, 6,923; Mr. Logue, 37,750; Mr. Picard, 7,724; Mr. Poe, 6,441; Mr. Reznicek, 7,799; Mr. Sergel, 4,488; Mr. Summe, 819; Mr. Towers, 3,524; Dr. Walsh, 4,187; Mr. Weissman, 11,467, and the group, 304,496.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires State Street's directors and certain of its officers to send reports of their ownership and of changes in ownership of the Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on State Street’s review of the reports it has received, State Street believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions in 2001.

Certain Relationships and Related Transactions

        During 2001 certain directors and executive officers of State Street, and various corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank and its affiliates. The transactions include loans and commitments made in the ordinary course of the Bank's business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection nor did they present other unfavorable features. During 2001, the Bank and other subsidiaries of State Street have used products or services of a subsidiary of Ionics, Incorporated, with which one of the directors of State Street was associated. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future. Ropes & Gray, a law firm of which Mr. Casner, a director of State Street, was a partner and is now of counsel, was retained by State Street to handle certain legal matters during the past year. It is anticipated that the firm will continue to provide legal services in the current year.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee of the Board of Directors (the "Committee") furnishes the following report on Executive Compensation.

Policy

        State Street combines information technology with financial expertise to provide sophisticated investors with an integrated range of products and services spanning the investment cycle. Our goal is to be the leading company serving sophisticated investors worldwide. The executive compensation program, by providing competitive pay and aligning executive compensation with our business strategy, is designed to attract and retain superior executives, to focus these individuals on achieving State Street's objectives and to reward executives for meeting specific short-term and long-term performance targets. The executive compensation program places emphasis on challenging performance goals, business growth and sustainable real growth in earnings per share. By including stock-based compensation plans as a major part of the compensation strategy, we link closely the goals of stockholders and executives. Twenty-nine executives participated in the executive compensation program in 2001. The chairman and chief executive officer, the president and chief operating officer, vice-chairmen and the executive vice presidents were considered executives for this purpose.

        The principles of the executive compensation strategy are applied throughout State Street. Because executives have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term financial goals and to stock price. Other individuals who manage business units or have corporate functional or staff responsibilities have a significant opportunity to influence State Street's results, and a sizable portion of their compensation is related to the achievement of financial goals of both the respective business unit and State Street as a whole. In addition to executives, many officers and managers who make significant contributions participate in the equity incentive programs and in a variety of annual incentive plans.

        The Committee is comprised entirely of independent, non-employee directors, each of whom also qualifies as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering policies which relate to executive compensation, equity incentive programs and other incentive programs. The Committee on an annual basis reviews and evaluates the executive compensation program.

        The Committee met six times in 2001 and provided reports to the Board of Directors about its activities at each of these meetings. In conjunction with its annual review and evaluation of the executive compensation program, the Committee engaged its own independent compensation consultant. The consultant worked for the Committee in reviewing the executive compensation program, in reviewing a reference group of public companies against which State Street’s executive compensation and financial performance was compared, and in considering modifications to existing plans. The Committee, with assistance from its independent consultant, validated this group of companies as a reference group against which to compare compensation practices and competitive levels of compensation. This group includes large U.S. bank holding companies and U.S.-based financial services companies.

        The Committee believes that State Street's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes contain some overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under "Stockholder Return Performance Presentation" in this proxy statement.

        The elements of the executive compensation program currently consist of base salary, annual bonus, performance awards, stock options, deferred stock awards and restricted stock awards. These are integrated components where salary and bonus reflect one-year results, performance awards reflect two-year results, and stock options, deferred stock awards and restricted stock awards reflect long-term stock price appreciation. As a result of its 2001 review, the Committee has determined that the fundamental elements of this compensation plan are appropriate for a program that is intended to support State Street's business strategy, provide competitive compensation and create value for stockholders. The Committee's policies with respect to each of these elements, including the basis for the compensation reported for 2001 to Mr. Spina, are discussed below.

Base Salaries

        The Committee recommended to the Board of Directors the base salary of Mr. Spina and Mr. Logue, both of whom were members during 2001 of the Board of Directors, and reviewed the salaries of the other executives. Base salaries for executives are determined by subjectively evaluating the responsibilities of the position, the strategic value of the position to State Street, and the experience and performance of the individual. No specific formula is used to set base salaries. The Committee has determined, however, that to be competitive it is appropriate for State Street’s executive salary levels to be near the median of the reference group. Annual adjustments, if any, to base salary levels are determined by reviewing market compensation data and subjectively considering the overall scope of each position and its strategic importance, the performance of State Street, an evaluation of the individual’s performance, and the length of time since the individual’s last salary adjustment. The Committee also considers the range of salary increases which are awarded to all employees.

        With respect to the base salary granted to Mr. Spina for 2001, the Committee reviewed all of the factors noted above, including data supplied by the compensation consultant on market levels of pay for the chief executive officer at companies in the reference group and the performance of State Street, specifically earnings per share and return on equity, under the leadership of Mr. Spina. No particular weight was applied to any single factor in making the Committee’s determination. As compared to salaries paid to the chief executive officer position in the reference group, Mr. Spina’s salary was slightly above median.

Annual Bonuses

        Executives are eligible for annual cash bonuses under the provisions of the Senior Executive Annual Incentive Plan, which was approved at the 2001 annual meeting of stockholders. Each year the Committee assigns to each executive a minimum, target and maximum bonus award opportunity, stated as a percent of salary. The levels of bonus opportunity assigned to each executive are determined by reviewing competitive compensation data supplied by the compensation consultant, the level of responsibility of each executive and the strategic importance of the executive’s position. At its December 2000 meeting, the Committee assigned a range of bonus opportunity for Mr. Spina for 2001 at a minimum award of $0, and a maximum award of $2,500,000. The actual level of bonus earned is based upon achievement of specific predetermined performance targets established by the Committee. Annually, the Committee reviews State Street’s earnings per share growth, return on equity performance, revenue growth and total stockholder return for the one- and five-year period as compared to the S&P Financial Index. In establishing performance targets for the annual incentive plan, the Committee considers this data along with State Street’s long-term financial goals, the specific financial goals for the following year and the business environment in which State Street is operating. The Committee then establishes the measures that will be used (based on the measures available under the Senior Executive Annual Incentive Plan), the weighting of the measures and the specific performance targets at which various levels of bonus will be earned.

        The 2001 performance targets established by the Committee were based on earnings per share and return on equity. The Committee established a performance/payout schedule which identified various objective earnings per share and return on equity levels at which specific awards would be earned.

        At its meeting in February 2002, the Committee certified that specific performance goals had been achieved and approved a total bonus payment for 2001 of $1,687,500 for Mr. Spina, $750,000 in cash and the balance in stock options covering 53,600 shares. Bonuses for other participants in the plan receiving bonuses totaled $997,000 in cash and stock options covering 71,200 shares for the year. Bonuses for all 29 executives in the program totaled $4,547,500 in cash and stock options covering 324,700 shares for the year.

        Federal law and regulations provide that in order to qualify for a tax deduction (See Tax Law at the end of this report), compensation in excess of $1 million to a public corporation’s top executive officers must qualify as performance-based compensation. In order to qualify as exempt performance-based compensation, bonuses must be earned under a plan, the material terms of which have been approved by stockholders. In general, the performance measures under such a plan must be reapproved by stockholders every five years. The Senior Executive Annual Incentive Plan was approved by stockholders at the 2001 Annual Meeting.

Performance Awards/Equity Awards

        Longer term compensation is provided to executives in the form of both performance awards and equity awards. Described elsewhere in this proxy statement are amendments to the 1997 Equity Incentive Plan to increase the number of shares under the plan and to approve amended performance goals, which stockholders are being asked to approve at the 2002 Annual Meeting. If approved, the amendment to the 1997 Equity Incentive Plan will be in effect for awards beginning in the 2002 plan year, and for performance awards beginning in the 2003-2004 plan year.

        Performance Awards. Performance awards represent a contingent right to a cash payment, based upon the price of State Street’s stock, in the event State Street meets specified performance goals over a specified time period following the grant. Performance awards have been granted to executives once every two years or at the time an individual joined the executive group. Performance award payments, if any, are made every two years.

        The Committee granted performance awards under the 1997 Equity Incentive Plan to the executive group in December 2000. This grant included an award of 145,200 units to Mr. Spina. Additional grants were made in September 2001 to four individuals who joined the executive group. All of these grants had a two-year performance period covering the years 2001 and 2002. The Committee established performance targets for the 2001-2002 performance period for these grants, tied to a combination of financial measures, based upon return on equity, earnings per share and total stockholder return.

        As soon as practicable after the end of the two-year performance period ending December 31, 2002, a cash payment will be calculated based upon the number of performance awards earned, if any, times the market value of State Street’s Common Stock at the end of the performance period. In this way, the final cash value of the performance awards relates directly to both corporate financial performance in determining how many awards are earned and stock price appreciation in determining the cash value of the units earned.

        Stock Options. Stock options are granted to executives annually, although the Committee has the authority to grant options at any time and has in the past made additional grants in conjunction with new responsibilities assumed by members of the executive group. The Committee selects the executives to receive options and sets the size of option awards based upon subjective factors, including: the perceived importance of the executive’s contribution to the success of State Street, similar to the subjective factors considered in setting base salary; a target level of long-term incentive opportunity with respect to the reference group, based upon data supplied by the compensation consultant, and the amount of and annual value of the two-year performance awards which were granted to the respective executive in that year or in the prior year. The exercise price of options is equal to the market price of the shares at the time of the grant. The options have a ten-year life and become exercisable in equal installments over a three-year period. Because stock options are granted at market price, the value of the stock options is dependent upon an increase in the price of State Street stock. The Committee views stock option grants as a part of the executive’s annual total compensation package. The amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

        At its meeting in December 2001 the Committee granted Mr. Spina options to purchase 400,000 shares, based upon a review of all of the factors noted above; no particular weight was applied to any single factor in making the Committee’s determination.

        Deferred and Restricted Stock. Deferred and restricted stock awards are used to recruit, motivate and retain high-potential individuals. Typically, deferred and restricted stock awards are made to individuals who are not members of the executive group. However, the Committee may grant deferred and restricted stock to members of the executive group as part of a recruitment package or based upon subjective factors to reward what is considered to be exceptional performance. Two members of the executive group received deferred stock and none received restricted stock under the 1997 Equity Incentive Plan in 2001. The awards were made without payment from the recipients.

Tax Law

        Section 162(m) of the Internal Revenue Code generally precludes State Street from taking federal income tax deductions for compensation in excess of $1,000,000 per year for the chief executive officer and any of its four other highest paid executive officers, if those individuals are employed as officers on the last day of the tax year. Generally, however, performance-based compensation that satisfies the requirements of Section 162(m) is not subject to the deduction limit. The Committee reviewed all elements of the executive compensation program against the standards for qualifying for the tax deduction. Stock option and performance awards under the 1997 Equity Incentive Plan and awards under the Senior Executive Annual Incentive Plan have been designed to qualify as performance-based compensation, with the intended result that the deduction of compensation under these plans, including compensation from the exercise of options or from performance awards, would not be affected by the Section 162(m) deduction limits. The deductibility of a portion of a bonus earned in 2001 under the State Street Global Advisors Incentive Plan was limited by Section 162(m).

        The restricted stock awards are not intended to qualify for exemption from the Section 162(m) limits.

        In administering the executive compensation program, the Committee will continue to consider whether the deductibility of compensation may be limited under Section 162(m) and, in appropriate cases, may structure such compensation so as to minimize or avoid the effect of those limitations.

Conclusion

        Through the program described above, executive compensation is linked directly to State Street's performance, growth in stockholder value and each executive's contribution to those results. As State Street’s business changes, particularly in light of our global expansion, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain competitive, consistent with stockholder interest and closely tied to continuing growth in stockholder value.

1648:
Submitted by,

Robert E. Weissman, Chair
I. MacAllister Booth
Nader F. Darehshori
Bernard W. Reznicek
Richard P. Sergel

REPORT OF THE AUDIT COMMITTEE

        The Examining and Audit Committee (the "Audit Committee") of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

        On behalf of State Street’s Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial reports and compliance with laws, regulations and corporate policies.

        Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2001. Ernst & Young LLP, State Street's independent auditors, issued their unqualified report dated January 16, 2002 on State Street's financial statements.

        The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees". The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and has conducted a discussion with Ernst & Young LLP relative to its independence. The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that State Street's audited financial statements for the year ended December 31, 2001 be included in State Street’s Annual Report on Form 10-K for the fiscal year then ended.

Submitted by,

John M. Kucharski, Chair
Tenley E. Albright, M.D.
I. MacAllister Booth
Charles R. LaMantia

EXECUTIVE COMPENSATION

        The table below shows information concerning the annual and long term compensation paid by State Street and its subsidiaries, including the Bank, to the chairman and chief executive officer and the four other most highly compensated executive officers of State Street (the "Named Executive Officers") for the periods shown.

Summary Compensation Table

Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)(3)	Long Term Incentive Payouts ($)	All Other Compensation ($)(4)
David A. Spina Chairman and Chief Executive Officer	2001 2000 1999	983,369 821,276 701,266	1,687,500 1,168,200 741,967	0 0 0	0 0 0	400,000 250,800 200,000	0 8,385,029 0	29,501 24,638 13,050
Ronald E. Logue President and Chief Operating Officer (5)	2001 2000 1999	733,355 644,196 545,019	1,600,000 702,100 425,612	0 0 0	1,962,056 0 0	257,600 156,400 133,200	0 3,957,536 0	22,001 19,326 4,800
John R. Towers Vice Chairman and Chief Administrative Officer	2001 2000 1999	579,175 491,694 393,758	675,000 486,750 266,005	0 0 0	0 0 0	161,000 88,600 69,800	0 3,091,825 0	5,100 14,751 8,400
Timothy B. Harbert Executive Vice President	2001 2000 1999	585,273 489,250 392,528	337,500 1,459,400 677,570	0 0 0	879,213 1,507,050 0	128,800 54,200 25,000	0 1,113,057 0	17,558 5,100 8,317
Maureen Scannell Bateman Executive Vice President and General Counsel	2001 2000 1999	485,011 430,010 379,262	339,750 379,960 237,742	0 0 0	0 0 0	61,200 56,700 50,000	0 1,545,913 0	14,550 12,900 8,175
(1)

Includes cash bonuses in the following amounts: Mr. Spina, $750,000; Mr. Logue, $400,000; Mr. Towers, $300,000; Mr. Harbert, $150,000, and Ms. Bateman, $151,000, and stock options in lieu of cash covering shares in the amounts as follows: Mr. Spina, 53,600 shares; Mr. Logue, 28,600 shares; Mr. Towers, 21,400 shares; Mr. Harbert, 10,700 shares, and Ms. Bateman, 10,800 shares, each at an exercise price of $49.705 per share, exercisable on February 21, 2004, and subject to the condition of continued service with State Street through that date. These stock options were granted in 2002 and therefore do not appear in the table below. Mr. Logue also received a separate cash bonus in the amount of $700,000 in 2001.

(2)

Dividends are paid on Restricted Stock Awards and dividend equivalents are paid on Deferred Stock Awards. Includes awards to Mr. Logue of 37,750 shares of deferred stock at a value of $1,962,056 based on the closing price of State Street’s Common Stock on December 20, 2001 and Mr. Harbert of 22,222 shares of deferred stock at a value of $879,213 based on the closing price of State Street’s Common Stock on September 20, 2001. Based on the fair market value of State Street’s Common Stock on December 31, 2001, the aggregate number and value of all restricted and deferred stock holdings on such date were 37,750 shares and $1,972,438 for Mr. Logue, and 162,754 shares and $8,503,897 for Mr. Harbert.

(3)	Reflects a two-for-one stock split effective April, 2001. Does not include the bonus stock options referred to in footnote (1) above.
(4)

Reflects State Street's contributions of $5,100 to the Salary Savings Program and company credits to the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan as follows: Mr. Spina, $24,401; Mr. Logue, $16,901; Mr. Harbert, $12,458, and Ms. Bateman, $9,450.

(5)	Elected President on December 1, 2001; previously was Vice Chairman.

        These tables provide information with respect to option grants to and option exercises by the Named Executive Officers in 2001 and the value of the options held by them as of December 31, 2001.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%($)	10%($)
David A. Spina	400,000	7.2%	51.975	12/20/2011	13,074,719	33,133,906
Ronald E. Logue	257,600	4.6%	51.975	12/20/2011	8,420,119	21,338,235
John R. Towers	161,000	2.9%	51.975	12/20/2011	5,262,575	13,336,397
Timothy B. Harbert	128,800	2.3%	51.975	12/20/2011	4,210,060	10,669,118
Maureen Scannell Bateman	61,200	1.1%	51.975	12/20/2011	2,000,432	5,069,488
(1)	Options become exercisable in 33 1/3% installments over a three-year period commencing December 20, 2002. No SARs were granted.
(2)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, as set by the Securities and Exchange Commission. The actual value, if any, that the Named Executive Officer may realize from these options will depend on the gain in stock price over the exercise price when the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values
Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2001 (1)		Value of Unexercised In-the-Money Options at December 31, 2001 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Spina	--	--	1,177,334	633,866	36,602,205	1,283,945
Ronald E. Logue	--	--	270,134	406,266	4,125,760	852,695
John R. Towers	--	--	256,134	263,332	5,755,406	974,599
Timothy B. Harbert	--	--	164,438	173,266	4,647,447	182,159
Maureen Scannell Bateman	--	--	126,468	119,832	2,226,714	310,307
(1)	Reflects a two-for-one stock split effective April, 2001.
(2)	Represents the difference between the closing price of the stock on December 31, 2001 ($52.25) and the exercise price of the stock options.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        The graph presented below compares the cumulative total stockholder return on State Street's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Financial Index for the five fiscal years which commenced January 1, 1997 and ended December 31, 2001. The cumulative total stockholder return assumes the investment of $100 in State Street's Common Stock and in each index on December 31, 1996 and assumes reinvestment of dividends. The S&P Financial Index is a publicly available measure of 72 of the Standard & Poor's 500 companies, representing 26 banking companies, 22 insurance companies, 22 diversified financial services companies and 2 real estate companies.

	1996	1997	1998	1999	2000	2001
State Street Corporation	$100	$182	$221	$232	$397	$336
S&P 500 Index	100	133	172	208	189	166
S&P Financial Index	100	148	165	172	216	196

RETIREMENT BENEFITS

        Since January 1, 1990, the principal benefit formula under State Street's defined benefit plan (the "Retirement Plan") has been a cash balance formula. Under the cash balance formula, each participant has an account that is increased annually by interest at a specified rate and a contribution credit equal to a percentage of the participant's base salary for the calendar year. The contribution credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Prior to 2001 eligible compensation consisted of base salary. Effective January 1, 2001, eligible compensation also includes overtime, bonuses and commissions. In the case of participants with benefits accrued prior to January 1, 1990, the cash balance account included an opening balance equal to the then present value of the participant’s accrued benefit. In general, participants who were employees on December 31, 1989 will receive the greater of their account balance or the benefit derived from a "grandfathered" formula if they retire from the plan. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

        Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested will receive their account balances or equivalent annuities if they leave the employ of State Street or the Bank before retirement.

        In order to comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. State Street has adopted a supplemental retirement plan, as amended (the "1987 Supplemental Plan") to supplement the benefits under the Retirement Plan by payment of additional retirement benefits out of general funds of State Street. Each of the Named Executive Officers is included in the 1987 Supplemental Plan.

        State Street has also adopted a supplemental defined benefit pension plan (the "1995 Supplemental Plan") to provide certain key employees with retirement benefits and encourage the continued employment of such employees with State Street. In general, the 1995 Supplemental Plan provides for the payment of an annual benefit upon retirement at age 65 (or a reduced amount in the event of retirement at or after the age of 55 but prior to the age of 65), calculated as a straight life annuity, equal to 50% of such participant's final average earnings (highest average of any 5 consecutive years' earnings, as defined therein, during the last 10 years of employment) less annual benefits paid to such participant from the Retirement Plan, the 1987 Supplemental Plan and other retirement income payable to such participant under other pension plans of State Street or former employers of the participant. These benefits are subject to forfeiture in the event that the participant's employment with State Street terminates for any reason prior to reaching age 55 or completing 10 full years of employment with State Street. In addition, such benefits terminate if the participant engages in certain competitive activities within two years of termination. For certain participants, the 1995 Supplemental Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions of the 1995 Supplemental Plan. Each of the Named Executive Officers participates in the 1995 Supplemental Plan. Under an agreement dated December 8, 1997, Ms. Bateman is entitled to receive additional supplementary pension benefits calculated consistent with the 1995 Supplemental Plan but with an earnings replacement percentage of 25% after five years of service, with an additional 5% for each additional year of service up to ten, after which Ms. Bateman would be covered by the regular 1995 Supplemental Plan formula.

        As of December 31, 2001, the credited years of service for each of the Named Executive Officers were as follows:   Mr. Spina, 28; Mr. Logue, 10; Mr. Harbert, 13; Mr. Towers, 17, and Ms. Bateman, 3. Current

compensation covered by these retirement arrangements as of December 31, 2001 for each of these Named Executive Officers was as follows: Mr. Spina, $2,068,224; Mr. Logue, $1,402,132; Mr. Towers, $1,036,782; Mr. Harbert, $939,408, and Ms. Bateman, $839,968.

        The estimated annual aggregate benefits (which are not subject to a deduction for Social Security), expressed as a single life annuity, payable upon normal retirement to the Named Executive Officers assuming each continues to be employed by State Street until age 65 at his or her annual base salary and cash incentive compensation at December 31, 2001 are as follows: Mr. Spina, $1,034,112; Mr. Logue, $701,066; Mr. Towers, $518,391; Mr. Harbert, $469,704, and Ms. Bateman, $419,984.

Termination of Employment and Change of Control Arrangements

        State Street has employment agreements with Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman which become operative following a change of control of State Street, as defined in the employment agreements. The employment agreements continue in effect while these executive officers are employed by State Street and remain in effect for a period of two years after a change of control. If the employment of any of these executive officers were to be terminated involuntarily, other than for cause or by reason of disability, following a change of control, the Named Executive Officers would become entitled to various benefits under the employment agreement, including payment of three times the executive officer's base salary and bonus. A termination by the executive officer for good reason, as defined in the agreement, following a change of control also results in entitlement to these benefits. The agreements provide that voluntary termination within a thirty-day window period following a specified number of months after a change of control will be treated for these purposes as a termination for good reason. If the executive officers each had been terminated in a qualifying termination on December 31, 2001, they would have been entitled to receive the following amounts as severance pay: Mr. Spina, $6,504,696; Mr. Logue, $4,326,348; Mr. Towers, $3,215,250; Mr. Harbert, $6,253,224, and Ms. Bateman, $2,609,904. The employment agreements also entitle the executive officers to additional gross-up payments to make up for taxes that may be imposed under the change-of-control payment excise tax provisions of the Internal Revenue Code. Each of the outstanding agreements pursuant to which stock options and performance awards were granted to Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman by State Street also contains provisions for acceleration of vesting of stock options and payment of performance awards following a change of control.

        Ms. Bateman’s December 8, 1997 agreement also provides that in the event that her employment is terminated by her or by State Street without cause prior to December 2002, she will be entitled to severance benefits equal to one year’s salary plus bonus and to an annual benefit, calculated as a straight life annuity, of 20% of base salary and target bonus.

        State Street has an Executive Compensation Trust (the "Trust") to provide a source for payments required to be made to participants, including Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman under the 1987 Supplemental Plan and the 1995 Supplemental Plan. The Trust has been partially funded in the amount of $28,832,323. The Trust is revocable until a change of control occurs, at which time it becomes irrevocable.

        A change of control is defined in the agreements to include the acquisition of 25% or more of State Street's then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, a merger or consolidation by State Street or the sale of substantially all of State Street's assets without certain approvals of the Board of Directors.

APPROVAL OF AN AMENDMENT INCREASING THE NUMBER OF SHARES AVAILABLE
UNDER THE 1997 EQUITY INCENTIVE PLAN

        On December 20, 2001, the Executive Compensation Committee of the Board of Directors (the "Committee") adopted, and the Board approved, subject to stockholder approval, an amendment to the 1997 Equity Incentive Plan, as amended ("1997 Plan") increasing the number of shares available under the 1997 Plan by 15,000,000 (less than 5% of total outstanding shares) to a total of 46,800,000 (adjusted to reflect the 2001 stock split).

        The Board approved the increase in the number of shares reserved for issuance under the 1997 Plan to ensure that State Street is able to continue to make awards at levels determined to be appropriate by the Committee and to meet the competitive situation created by the varied compensation programs of other companies.

        Under the 1997 Plan, an aggregate of 31,800,000 shares of Common Stock of State Street is currently authorized for issuance. The maximum number of shares for which any individual may be granted options or stock appreciation rights under the 1997 Plan during a calendar year is in each case 1,600,000. The maximum number of shares (or their equivalent fair market value in cash) that may be delivered to any individual under performance awards made under the 1997 Plan is 1,000,000. (The 31,800,000, 1,600,000 and 1,000,000 amounts are subject to adjustment upon certain occurrences and have been adjusted to reflect the 2001 stock split.) The maximum number of shares of Restricted Stock that may be delivered under the Plan will not exceed 25% of the total number of shares authorized for issuance. No awards may be made under the 1997 Plan after December 18, 2006.

        As of February 1, 2002 an aggregate of 5,399,718 shares of State Street’s Common Stock had been issued under the 1997 Plan, awards covering an additional 19,325,685 shares were outstanding and held by an aggregate of 3,859 individuals, and 7,074,597 shares (plus any shares that become available for awards under the 1997 Plan if awards outstanding on February 1, 2002 lapse or terminate) were available for future awards under the 1997 Plan.

        Under the 1997 Plan, options have been granted to the Named Executive Officers, all current executive officers as a group, and all employees as a group (excluding the executive officers) in the amounts as follows: David A. Spina, Chairman and Chief Executive Officer, 1,071,200; Ronald E. Logue, President and Chief Operating Officer, 676,400; John R. Towers, Vice Chairman and Chief Administrative Officer, 486,400; Timothy B. Harbert, Executive Vice President, 235,400; Maureen Scannell Bateman, Executive Vice President and General Counsel, 246,300; all current executive officers as a group, 3,007,599, and all employees as a group, 19,688,347.

        The 1997 Plan is designed to advance the interests of State Street and its stockholders by granting key employees of State Street and its subsidiaries, non-employee directors and other key persons, stock and stock-based awards (collectively, the "Awards"), including stock options; restricted and unrestricted stock; deferred stock; rights to receive cash or stock in connection with achievement of performance goals ("Performance Awards"); tax-offset payments, or rights to receive cash or stock in respect of increases in the value of the Common Stock ("SARs").

  The 1997 Plan is broad-based. Approximately 3,300 persons are eligible to participate in the Plan.

  The increase in the number of shares available under the 1997 Plan for which approval is sought is less than 5% of the total outstanding shares of State Street’s Common Stock.

  The 1997 Plan does not permit repricing of options once such options are granted.

  The maximum number of shares of restricted stock will not exceed 25% of the total number of shares authorized for issuance.

        The Board of Directors believes that State Street's stock option plans have contributed to the progress of State Street by providing incentives to persons key to its success. Intense competition among business firms for executives and other key persons makes it important for State Street to maintain an effective compensation program in order to continue to attract, motivate and retain persons necessary to further State Street's growth. Competing compensation programs of other companies make it important that State Street's program continues and has maximum flexibility. The Board believes that the 1997 Plan has assisted State Street in meeting the competitive situation created by the varied compensation programs of other companies.

        No determination has been made as to which individuals may in the future receive options or rights under the 1997 Plan, as to the number of shares, up to the maximum limit provided in the Plan, to be covered by any such options or rights to a single individual, or as to the number of individuals to whom such options or rights will be granted. The proceeds received by State Street from the sale of stock pursuant to the Plan will be used for the general purposes of State Street, or in the case of the receipt of payment in shares of Common Stock, as the Board of Directors may determine, including redelivery of shares upon exercise of options.

Summary of the 1997 Plan

        The following is a summary of the principal features of the 1997 Plan:

        Administration; Eligible Persons. The 1997 Plan is administered by a Committee of the Board of Directors (which currently is the Executive Compensation Committee). During such times as the Common Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act") (and except as the Board otherwise determines), the Committee shall consist of at least two members who are "non-employee" directors within the meaning of Rule 16b-3 under the 1934 Act and "outside directors" as that term is used in Section 162(m) of the Internal Revenue Code. All members of the Committee serve at the pleasure of the Board of Directors. If the Committee includes members who are not non-employee directors or outside directors, the Committee shall be deemed to have acted through a subcommittee consisting solely of its non-employee and outside director members.

        The Committee has full power, subject to the 1997 Plan, to grant awards at such time or times as it chooses, determine the size, type and terms of any award, waive compliance with award terms, and amend, cancel and re-grant awards. The Committee may delegate authority to officers of State Street to grant Awards to non-executive officers. Approximately 3,300 persons are eligible to participate in the 1997 Plan.

        Stock Options. The 1997 Plan permits the granting of stock options that qualify as incentive stock options under Section 422(b) of the Internal Revenue Code ("incentive options" or "ISOs") and stock options that do not so qualify ("nonstatutory options"). The option exercise price of each option shall be determined by the Committee in its discretion but may not be less than the fair market value of the Common Stock on the date the option is granted. Once granted, an option cannot be repriced.

        The term of each option is fixed by the Committee but may not exceed 10 years from the date of grant. On February 28, 2002 the closing price of the Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, was $50.70.

        The Committee determines at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

        The option exercise price of options granted under the 1997 Plan must be paid in cash or, if the Committee so determines, by delivery of shares of unrestricted Common Stock (including by attestation of ownership), by delivery of an unconditional broker's undertaking to deliver the exercise price, or by a combination of such methods of payment.

        In the event of termination of employment by reason of retirement permitted by a retirement plan, disability or death, except as the Committee may otherwise determine, an option may thereafter be exercised in accordance with its terms for a period ending one year after the last installment of the option becomes exercisable or one year following retirement, death or disability, if later, subject to the stated term of the option.

        If an optionee terminates for any reason other than retirement permitted by a retirement plan, disability, or death, except as the Committee may otherwise determine, his or her options will remain exercisable, to the extent then exercisable, for three months (or if the participant dies within such three-month period, for one year) following termination, subject to the stated term of the option.

        Stock Appreciation Rights. The Committee may also grant stock appreciation rights entitling the holder upon exercise to receive an amount in any combination of cash or shares of Common Stock (as determined by the Committee), measured in whole or in part by reference to the appreciation since the date of grant in the value of the shares of Common Stock covered by such right. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. Each tandem stock appreciation right terminates upon the termination or exercise of any accompanying option.

        Restricted Stock and Unrestricted Stock. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). The Committee may require that recipients of Restricted Stock enter into a Restricted Stock Award agreement with State Street setting forth the terms and conditions of the Award or may establish the terms and conditions of the Award in some other manner. The Committee may at any time waive the restrictions and conditions applicable to a Restricted Stock Award. Shares of Restricted Stock are non-transferable and except as otherwise provided by the Committee, if a participant who holds shares of Restricted Stock terminates for any reason other than death or disability prior to the lapse or waiver of the restrictions, State Street will have the right to require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. Except as determined by the Committee, Restricted Stock will vest (i.e., become free of restrictions under the 1997 Plan) in the event of death or disability. Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock.

        The Committee may also grant shares (for a purchase price not less than par value) which are free from any restrictions under the 1997 Plan ("Unrestricted Stock"). Unrestricted Stock could be issued in recognition of past services or in other circumstances where the Committee determines the grant to be in the best interests of State Street.

        Restricted Stock or Unrestricted Stock may be issued under the 1997 Plan in payment of Awards under the Senior Executive Annual Incentive Plan described in the Report of the Executive Compensation Committee.

        Deferred Stock. The Committee may also make awards under the 1997 Plan entitling the recipient to receive shares of Common Stock in one or more installments at a future date or dates, as determined by the Committee ("Deferred Stock"). Receipt of Deferred Stock may be conditioned in such manner as the Committee shall determine, subject to acceleration in the Committee's discretion. Except as otherwise determined by the Committee all such rights to which a participant is not irrevocably entitled will terminate upon the participant's termination of employment.

        Performance Awards. The Committee may also award Performance Awards entitling the recipient to receive shares of Common Stock or cash in such combinations as the Committee may determine, up to a maximum of 1,000,000 shares (or their equivalent value in cash) to any individual over the life of the 1997 Plan. Payment of the Performance Award may be conditioned on achievement of individual, corporate, departmental or other performance goals and will be subject to such other conditions as the Committee shall determine. Except as otherwise determined by the Committee, rights under a Performance Award will terminate upon a participant's termination.

        Performance Awards under the 1997 Plan that are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code ("exempt awards") must provide for payment solely upon attainment of one or more objectively determinable performance goals established by the Committee (in accordance with the rules under Section 162(m) of the Internal Revenue Code) based on one or more of the following performance criteria: (i) return on equity, (ii) earnings per share, (iii) State Street's total stockholder return during the performance period compared to the total stockholder return of a generally recognized market reference (e.g., the S&P 500 or the S&P Financial Index), (iv) revenue growth, (v) operating leverage, or (vi) market share. To the extent consistent with the exemption rules under Section 162(m) of the Internal Revenue Code, the Committee may provide that performance goals will be adjusted to eliminate the effect of extraordinary items (as determined in accordance with generally accepted accounting principles) or changes in the Common Stock by reason of a stock dividend, stock split, extraordinary dividend or similar event.

        Supplemental Grants. In connection with Awards under the 1997 Plan, the Committee may at any time grant to a participant the right to receive a cash payment in up to the amount estimated to be necessary to cover federal, state and local income taxes with respect to such Award and with respect to the cash payment itself.

        Adjustments for Stock Dividends, Mergers, etc. The Committee is required to make appropriate adjustments in connection with outstanding Awards to reflect stock dividends, stock splits and similar events, including distributions to stockholders other than normal cash dividends. In the event of a merger, acquisition, disposition or similar corporate transaction or a material change in law or accounting principles or practices, the Committee in its discretion may also provide for appropriate adjustments. No adjustments will be made to the extent they would adversely affect the ISO or Section 162(m) qualification of Awards.

        Except as provided by the Committee at time of grant, in the event of a consolidation or merger in which State Street is not the surviving corporation or which results in the acquisition of substantially all of the outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of State Street's assets or a dissolution or liquidation of State Street, unvested Awards and Awards not yet exercisable will be forfeited unless the Committee makes the Award vested and free of restrictions (and exercisable, if the Award requires exercise) or, in the case of a participant who will be employed by or otherwise providing services to a surviving or acquiring entity, provide for assumption of the Award by such entity or for the grant of a substitute Award. In all events, in the event of a "Change of Control" (as defined in the 1997 Plan) of State Street, options and SARs shall become exercisable, Restricted Stock and Deferred Stock shall vest, and holders of Performance Awards shall be entitled to a cash payment in such amount as shall be specified in the Award. After such a Change of Control, options and SARs shall remain exercisable following a termination of employment or other service relationship (other than in the event of death, retirement or disability) for seven months or until the expiration of the original term of the Award if earlier, and neither the Committee nor the Board may impose additional conditions on exercise or otherwise amend an Award without the holder's written consent.

        Certain tax payments. State Street will withhold applicable taxes from any cash payment made pursuant to an Award. In the case of Awards involving Common Stock, the Committee may require the participant to remit an amount equal to the required tax withholding or make other arrangements satisfactory to the Committee for the payment of such taxes. The Committee may permit shares to be withheld from an Award, or may permit the participant to deliver shares, with a value equal to the required withholding. In the case of an ISO, the Committee may require that the participant agree to provide for withholding taxes if a withholding obligation arises at time of exercise or in the future.

        Transferability of Awards. In general, Awards under the 1997 Plan are nontransferable except in the event of death. However, the Committee in its discretion may permit transfers to other persons or entities of any Award except an ISO award.

        Noncompetition, etc. The Committee may provide in connection with any Award that the participant's rights to enjoyment of the Award or to any cash or Common Stock deliverable under the Award be conditioned upon the participant's agreeing (on terms determined by the Committee) not to compete with State Street and its subsidiaries, not to disclose confidential information, and not to solicit employees, advisors or business from State Street and its subsidiaries.

        Amendment and Termination. The Committee may at any time amend or discontinue the 1997 Plan or amend Awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action shall adversely affect any rights under outstanding Awards without the holder's consent. Moreover, any amendment requiring stockholder approval for purposes of satisfying any then-applicable incentive option rules or Section 162(m) rules shall be subject to such stockholder approval to the extent then required.

Federal Income Tax Consequences

        State Street is advised that under the federal income tax laws as now in effect, the income tax consequences associated with stock options awarded under the 1997 Plan are, in summary, as follows:

        Incentive Options. No ordinary taxable income is realized by the optionee upon the grant or exercise of an ISO. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss allowed for tax purposes will be long-term capital loss, and (b) no deduction will be allowed to State Street. The exercise of an ISO will, however, increase the optionee's alternative minimum taxable income and may result in alternative minimum tax liability for the optionee.

        If shares of Common Stock acquired upon the exercise of an ISO are disposed of by the optionee prior to the expiration of the two-year or one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) a corresponding deduction will be available to State Street. Any further gain recognized will be taxed as short-term or long-term capital gain and will not result in any deduction by State Street. Special rules may apply where all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock. A disqualifying disposition will eliminate the alternative minimum taxable income adjustment associated with the exercise of the ISO if it occurs in the same calendar year as the year in which the adjustment occurred.

        If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment, in the case of termination by reason of permanent and total disability), except in certain cases where the ISO is exercised after the death of the optionee. Options otherwise qualifying as ISOs will also be treated for federal income tax purposes as nonstatutory options to the extent they (together with other ISOs held by the optionee) first become exercisable in any calendar year for shares having a fair market value, determined at the time of the option grant, exceeding $100,000.

        Nonstatutory Options. With respect to nonstatutory options under the 1997 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income, subject (in the case of options granted to an employee) to withholding, is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and a corresponding deduction will be available to State Street, and (b) any gain or loss recognized upon a later sale is treated as capital gain or loss, either short-term or long-term depending on the applicable holding period for the sale.

        Certain Limitations. Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim for remuneration paid to any of its five top officers, subject to a number of exceptions and special rules. Eligible performance-based compensation is exempt from this limit. State Street intends that compensation associated with the exercise of stock options (and stock appreciation rights) awarded under the 1997 Plan will qualify for this performance-based exemption.

        The Internal Revenue Code also limits the amount of compensation that may be paid without penalty in connection with a change of control. In general, if the total of an individual's change-of-control related compensation equals or exceeds three times his or her average annual taxable compensation (determined, in general, over the five calendar-year period preceding the calendar year in which the change in control occurs), change-of-control related payments in excess of that annual average are nondeductible and subject to an additional 20% tax. In making this determination, some portion or all of the value of options and other awards granted or accelerated in connection with a change of control may be required to be taken into account.

The Board of Directors unanimously recommends that you vote
FOR
the amendment increasing the number of shares available under the 1997 Equity Incentive Plan.
(Item 2 on your proxy card)

APPROVAL OF THE PERFORMANCE GOALS UNDER THE 1997 EQUITY INCENTIVE PLAN

        On December 20, 2001, the Executive Compensation Committee of the Board of Directors (the "Committee") adopted, and the Board approved, subject to stockholder approval, an amendment to the 1997 Equity Incentive Plan, as amended (the "1997 Plan") to provide that the performance goals under the 1997 Plan used in connection with performance awards intended to qualify under Section 162(m) of the Internal Revenue Code are to be based on one or more of the following performance criteria: (i) return on equity, (ii) earnings per share, (iii) State Street’s total stockholder return during the performance period compared to the total stockholder return of a generally recognized market reference (e.g., the S&P 500 or the S&P Financial Index), (iv) revenue growth, (v) market share, (vi) earnings, or (vii) revenue. The effect of the action by the Committee and the Board, subject to stockholder approval of the amended performance goals, was to add earnings per share and revenue as criteria and to eliminate operating leverage as a criteria. To the extent consistent with Section 162(m), the Committee may provide for performance-goal adjustments to eliminate the effects of extraordinary or other non-recurring events or changes in the stock by reason of a stock dividend, stock split or certain similar events.

        A description of the 1997 Plan is set forth above. The Board believes that the 1997 Plan has assisted State Street in meeting the competitive situation created by the varied compensation programs of other companies.

The Board of Directors unanimously recommends that you vote
FOR
approval of the performance goals under the 1997 Equity Incentive Plan.
(Item 3 on your proxy card)

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL NO. 1 (Item 4 on your proxy card)

        The Amalgamated Bank LongView Collective Investment Fund, located at 11-15 Union Square, New York, New York 10003, has submitted the proposal set forth below for inclusion in the proxy statement. The proponent has confirmed that it owns 96,160 shares of Common Stock, has held at least $2,000 worth of State Street stock for more than a year, and plans to hold its shares through the date of the annual meeting. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

SHAREHOLDER PROPOSAL

RESOLVED: That the shareholders of State Street Corporation ("State Street" or the "Company") request the Board of Directors (the "Board") to redeem the shareholder rights previously issued and not to adopt or extend any rights agreement unless such adoption or extension has been approved by the affirmative vote of the holders of a majority of shares present and voting on the matter.

SUPPORTING STATEMENT

In 1988 the Board issued certain shareholder rights pursuant to a "rights agreement" of the type commonly known as a "poison pill." In 1998 the Board adopted a replacement rights agreement, which is set to expire in 2008. In both instances the Board acted without obtaining the approval of shareholders.

In our view, the Company’s rights agreement is a type of anti-takeover device, which can injure shareholders by reducing management accountability and adversely affecting shareholder value. We believe that rights issued under this agreement have the effect of discouraging or thwarting an unwanted takeover of the Company.

Although management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

Other features of State Street’s corporate governance also reduce management accountability to shareholders. Currently, the Board is divided into three classes of directors serving staggered three-year terms. Once elected, directors may only be removed "for cause." Having a classified board and "for cause" removal of directors makes it harder for shareholders to change the composition of the board.

According to the Proxy Voting Policy of the Company’s asset management division, State Street Global Advisors, State Street "generally, although not always, votes in support of...mandates that shareholder-rights plans be put to a vote or repealed." According to these guidelines, "our proxy voting policy and procedures are designed to ensure that our clients receive the best possible returns on their investments." State Street shareholders deserve the same consideration.

A 2001 study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School created a corporate governance index for 1,500 firms and studied the relationship between that index (which took into account, among other things, whether a company has a poison pill) and firm performance from 1990 to 1999. The study found that good corporate governance was significantly positively correlated with firm value.

The Council of Institutional Investors, an organization of over 120 pension funds whose assets exceed $1.5 trillion, has called for shareholder approval of poison pills. In recent years, various companies including McDermott International, Columbia/HCA and Bausch & Lomb have been willing to redeem outstanding rights or seek shareholder approval for their poison pill rights plans. We believe that State Street should follow suit.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        Rights plans are designed to strengthen the ability of a board of directors, in the exercise of its fiduciary duties, to maximize stockholder value and protect stockholders and employees from unfair and abusive takeover tactics. That is why more than 2,300 companies, including more than sixty percent of the companies in the S&P 500 Index, have adopted some kind of rights plan.

        The Board believes that rights plans neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and equitable.

        A study of takeover data from 1992 through 1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of a defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. In fact, the study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans. Similarly, two studies by J. P. Morgan & Co. showed that average premiums to an acquired firm’s pre-offer market price were greater for firms with rights plans than for those without.

        State Street’s Board believes it has demonstrated that entrenchment is not an objective of its policies and practices and that its actions have been consistently in favor of returning value to stockholders. As evidence, the return on stockholders’ equity of State Street has been between 18 percent and 20 percent in each of the past five years. As the performance graph on page 17 indicates, a $100 investment by a stockholder in 1996 in State Street stock has returned a value of $336 at the end of 2001, as compared to $166 for the S&P 500 Index and $196 for the S&P Financial Index. Further, an analysis of data provided by Research Insight of all publicly-held companies with net income in fiscal year 2000 in excess of $200 million indicates that only 14 companies have achieved 15 years of consecutive earnings-per-share growth. Of those, State Street has the sixth-highest compound annual growth over those fifteen years.

        The Board suggests that stockholders should vote on this proposal not in the abstract nor in accordance with the general studies cited by the proponent, but rather as it applies to State Street, a company with a track record of superior returns and stockholder value.

        Pursuant to the terms of our Rights Plan, the Board may redeem, and in fact would see it as its fiduciary duty to redeem, the rights issued under the Rights Plan to permit an acquisition that adequately reflects State Street’s long-term value and is in the best interests of the stockholders.

        The Board believes that a rights plan is appropriately within the scope of responsibilities of the Board of Directors, acting in accordance with its duties to the stockholders. Redeeming the rights would remove an important tool that the Board would exercise only in cases where it deems that action is in the best long-term interest of its stockholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

The Board of Directors unanimously recommends that you vote
AGAINST
this stockholder proposal. (Item 4 on your proxy card)

STOCKHOLDER PROPOSAL NO. 2 (Item 5 on your proxy card)

        Patrick Jorstad, of 1851 North Scott Street, #156, Arlington, Virginia 22209, owner of 215 whole shares of Common Stock as of February 28, 2002, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

Shareholder Proposal for 2002 Annual Meeting of
Stockholders of State Street Corporation

Pursuant to the provisions of the Massachusetts General Laws, chapter 156B, section 50A(b)(i), the shareholders of State Street Corporation elect to exempt the Corporation’s Board of Directors from the provisions of section 50A(a), and to organize the Corporation’s Board of Directors instead in accordance with the provisions of chapter 156B, section 50.

Supporting Statement

The structural change advocated by this proposal is intended to restore a number of powers that State Street shareholders traditionally enjoyed prior to the Massachusetts Legislature’s enactment of section 50A in 1990. The application of that new section stripped State Street shareholders of the right to set the number of directorships, curtailed the ability of the shareholders to remove directors, and stripped the shareholders of the right to fill vacancies in directorships when they occurred.

The ability to set the size and composition of the Board of Directors is a fundamental mechanism by which shareholders of publicly-traded corporations are able to protect their investment, manifest their will, and ensure that the Board of Directors is responsive to that will.

In the opinion of the proponent, the current structure lends itself to interlocking board relationships, lack of independence, lack of appropriate oversight over the Corporation’s executive management, lack of disclosure to the shareholders, and lucrative self-dealing transactions among the directors. Because most of the current directors were first appointed to the Board by their colleagues between annual meetings – rather than first nominated and submitted to the shareholders at an annual meeting via the proxy process – they are more beholden to each other than to the shareholders, in the proponent’s opinion.

Perhaps realizing that the enactment of section 50A constituted such a dramatic departure from traditional shareholder rights under American common law, the Massachusetts Legislature included a provision permitting shareholders of publicly-traded Massachusetts corporations to opt to return to the previous organizational structure. That is precisely what this proposal seeks to do.

The proponent urges institutional shareholders to consult with legal counsel to gain a complete understanding of just how peculiar section 50A is, when compared to other states’ corporate statutes. The proponent also urges all State Street shareholders – whether institutional or individual – to contact him with any questions concerning the legislative history of the enactment of section 50A.

Notably, Massachusetts Corporation Law and Practice, Southgate & Glazer – compiled by attorneys at Ropes & Gray, the Corporation’s external counsel, states that under section 50A "...the number of directors may be fixed only by the board, directors may be removed by stockholders only for cause, and any vacancies resulting from an increase in the number of directors or otherwise may be filled only by directors then in office." Southgate & Glazer also notes that "Section 50A has not yet been tested in the courts."

For more information on this proposal in particular, and on corporate governance issues in general, State Street shareholders are urged to visit the following websites:

http://www.shareholdersonline.com

http://www.thecorporatelibrary.com

RECOMMENDATION OF THE BOARD OF DIRECTORS

        State Street, a Massachusetts corporation, was organized as a bank holding company in 1970. It conducts business principally through its subsidiary, State Street Bank and Trust Company, which traces its beginnings to the founding of the Union Bank in Massachusetts in 1792. The charter under which the Bank now operates was authorized by a special act of the Massachusetts legislature in 1891. State Street’s Board of Directors has been organized consistent with Section 50A since the adoption of that section of the Massachusetts corporate law by the Massachusetts legislature in 1990, and our By-Laws were amended in 1990 to be consistent with the new section.

        The Board believes that the organization of the Board of Directors consistent with Section 50A and as provided in our By-Laws, in place for the last 12 years, has helped preserve a long-term focus by our directors for the benefit of our stockholders. For instance, over the 5-year period ended December 31, 2001, the price of State Street’s stock on a split-adjusted basis has increased over 223%, compared to an increase of only about 55% for the S&P 500 Index and 80% for the S&P Financial Index over the same period.

        The Board does not believe that Section 50A causes the interests of the Board to diverge from those of stockholders or interferes with the responsiveness of the Board to the stockholders. The Board believes that the protections embodied in Section 50A promote a reasonable sense of stability that enables the Board to maintain a long-term focus and contributes to the Board’s ability to successfully recruit directors from among the most qualified candidates.

        The proponent’s suggestion that Section 50A lends itself to a "lack of independence" among members of the Board is simply inconsistent with the facts. The State Street Board is currently composed of 18 directors, 16 of whom are independent, non-employee directors. We believe that the Board’s nominating committee has been diligent in recruiting director-nominees who represent diversity and substantial achievement in their personal and professional backgrounds. Similarly, the Board does not believe its ability to appoint directors to fill vacancies contributes to a lack of accountability to stockholders, as no director can continue to serve without facing regular stockholder elections. For the last five years, State Street directors elected at each of the annual meetings of stockholders have received an affirmative vote of not less than 98.2% of the shares voting at that particular time.

        Consistent with encouraging a long-term view and with aligning director incentives with stockholder interests, all State Street directors elect to receive 100% of their annual directors’ retainer fees in State Street stock.

        The Board believes that the organization of the Board under Section 50A and its current By-Laws is consistent with promoting the continuity of leadership, a focus on long-term strategic goals, and the alignment of the Board’s interests with those of stockholders that has benefited State Street and its stockholders to date.

The Board of Directors unanimously recommends that you vote
AGAINST
this stockholder proposal. (Item 5 on your proxy card)

STOCKHOLDER PROPOSAL NO. 3 (Item 6 on your proxy card)

        Patrick Jorstad, of 1851 North Scott Street, #156, Arlington, Virginia 22209, owner of 215 whole shares of Common Stock as of February 28, 2002, on his own behalf and on behalf of Mr. Jim Mulvey of 397 Main Street, #2, Charlestown, Massachusetts 02129, who is stated to be the owner of 150 shares of Common Stock; Mr. David Smith of 1851 North Scott Street, #156, Arlington, Virginia 22209, who is stated to be the owner of 10 shares of Common Stock, and Mr. Todd Wesche of 105 Governor Winthrop Road, Somerville, Massachusetts 02145, who is stated to be the owner of 67 shares of Common Stock, have submitted the proposal set forth below. The text of the proposal, as furnished to us by the proponents, is as follows:

Shareholder Proposal of Other Business
2002 Annual Meeting of Stockholders
State Street Corporation (NYSE:STT)

Resolved, by the shareholders of State Street Corporation, that the Corporation’s By-laws shall be, and hereby are to be, amended to include the following new sections under Article II ("Directors"):

Article II, Section 10a. Audit Committee and Independent Auditors. There shall be an Audit Committee of the Board of Directors. The Audit Committee shall be composed entirely of non-employee directors. Working together with the Corporation’s independent auditors, the Audit Committee shall certify in writing to the full Board of Directors the completeness and integrity of each quarterly and annual report of this Corporation. In selecting the Corporation’s independent auditors, the Board of Directors shall select auditors who are unaffiliated with any business entity that provides other services to the Corporation, including – but not limited to – consulting services. For the purposes of this section, affiliated business entities are those that share a common parent.

Article II, Section 11. Full Disclosure of Interested and Self-Dealing Transactions. The Board of Directors shall, in each year’s annual report and in each year’s proxy statement, provide full and detailed disclosure of the nature, extent, and value of any and all interested and self-dealing transactions between the Corporation and each director (and/or each director’s affiliates, as defined within the Securities Exchange Act of 1934, as amended, or successor Act).

Article II, Section 12. Interlocking Directorships Prohibited. To ensure undivided loyalty to the shareholders, no two or more directors of the Corporation may serve together simultaneously on the Board of Directors of any other corporation. No person who has served together with any director of this Corporation on the Board of Directors of any other corporation within the prior three years shall be eligible as a candidate for director of this Corporation until such three-year exclusionary period has elapsed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        While the Board of Directors recognizes that the provisions set forth in the proposal are largely addressed by our Audit Committee Charter and regulatory requirements, the Board recommends a vote against the proposal. As discussed in more detail in the Audit Committee Report set forth in this proxy statement, among other important duties it is the Audit Committee’s responsibility to oversee the integrity of State Street’s financial reports and the independence and performance of State Street’s internal and external auditors. The Audit Committee also has adopted policies for preapproval of non-audit work that is performed by State Street's outside auditors and reviews any services that may impair the independence of the outside auditors. State Street has adopted an Audit Committee Charter which sets forth the broad obligations and responsibilities of the Committee. As required by the Audit Committee Charter, the members of the Audit Committee must meet the independence and experience requirements of the New York Stock Exchange.

This proxy statement contains the disclosure as required under the Securities Exchange Act of 1934 of any material transactions that exist between any director and the company. The Exchange Act also requires disclosure of any director interlocks, and our Board has a policy of reviewing any director interlocks that exist among the State Street directors. None of State Street’s directors currently serves on a for-profit board with another director.

The By-Law proposal is unnecessary to the extent it merely seeks to re-enforce these policies, and if adopted it could place an undue constraint on the Board’s ability to adapt State Street’s Audit Committee Charter and practices to the evolving landscape of best practices. The By-Law proposal is inadvisable to the extent it places undue restrictions that go beyond general best practices standards. It is also inadvisable to the extent it could be interpreted as imposing an obligation on Audit Committee members to themselves certify the completeness and accuracy of the company’s financial statements. This is the responsibility of management and the independent auditor, not the responsibility of the Audit Committee, and not within the practical limits of what an independent audit committee could accomplish.

The Board of Directors unanimously recommends that you vote
AGAINST
this stockholder proposal. (Item 6 on your proxy card)

RELATIONSHIP WITH INDEPENDENT AUDITORS

        The Board of Directors, upon the recommendation of the Examining and Audit Committee, has selected Ernst & Young LLP as independent auditors for State Street for the year ending December 31, 2002. Ernst & Young LLP acted as independent auditors for State Street for the year ended December 31, 2001. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

        Fees to State Street and its subsidiaries for professional services rendered by Ernst & Young LLP during 2001 were as follows: Audit Fees: $.8 million; Audit-Related Fees: $2.2 million; Financial Information Systems Design and Implementation Fees: $0, and All Other Fees: $3.9 million. All other fees consisted principally of expatriate and corporate tax services. In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds, and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process which has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young in such circumstances are not included in the totals provided above.

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

        Stockholders who wish to present proposals for inclusion in State Street's proxy materials for the 2003 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street's By-Laws. To be eligible, the stockholder proposals must be received by the Secretary of State Street on or before November 11, 2002.

        Under State Street's current By-Laws, proposals of business and nominations for directors other than those to be included in State Street's proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-Laws. Except as noted below, to be timely a notice with respect to the 2003 Annual Meeting must be delivered to the Secretary of State Street no earlier than January 17, 2003 and no later than February 18, 2003 unless the date of the 2003 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2002 Annual Meeting in which event the By-Laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined in the By-Laws) a stockholder's notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined in the By-Laws) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Secretary, State Street Corporation, 225 Franklin Street, Boston, Massachusetts 02110.

OTHER MATTERS

        The Board of Directors does not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

        State Street's Annual Report, including financial statements for the year ended December 31, 2001, is being mailed to you together with this proxy statement.

March 11, 2002

State Street Corporation 225 Franklin Street Boston, MA 02110-2804	SSBCM/PS/02

STATE STREET CORPORATION

Annual Meeting of Stockholders - April 17, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Elizabeth L. Corse, Evalyn Lipton Fishbein and Claire A. Fusco or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of State Street Corporation to be held at 225 Franklin Street, Boston, Massachusetts 02110 on April 17, 2002 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

Nominees for Class III Director whose term expires in 2005: T. Albright, N. Darehshori, R. Logue, G. Summe, D. Walsh

PLEASE MARK, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy on the reverse side exactly as your name(s) appear(s) on the books of State Street Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
___________________________________________ ___________________________________________ ___________________________________________	___________________________________________ ___________________________________________ ___________________________________________

STATE STREET CORPORATION

DEAR STOCKHOLDER:

We cordially invite you to attend the 2002 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 17, 2002, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

David A. Spina
Chairman and Chief Executive Officer

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a vaild, picture identification such as a driver's license or passport (for details, see 'Meeting Admission' in the Notice of 2002 Annual Meeting of Stockholders). Public parking is no longer available at State Street's headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

Detach Here

PLEASE MARK VOTES AS IN THIS EXAMPLE	..	The Board of Directors recommends a vote FOR Items 1, 2 and 3.
	1.	Election of Five Directors. (see reverse side for list of nominees)	For all Nominees			Withhold
STATE STREET CORPORATION	..		____________________ Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.
This proxy, when properly executed, will be voted in the manner indicated by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Items 4, 5 and 6.	2.	To vote on an amendment to the 1997 Equity Incentive Plan to increase the number of shares available for issuance under the plan.		FOR	AGAINST	ABSTAIN
Mark box at right if address change or comment has been noted on the reverse side of this card.	3.	To approve the amended performance goals under the 1997 Equity Incentive Plan.		FOR	AGAINST	ABSTAIN

	..	The Board of Directors recommends a vote AGAINST Items 4, 5 and 6.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.	4.	To vote on a stockholder proposal to request the directors to redeem the outstanding rights under our Rights Agreement.		FOR	AGAINST	ABSTAIN
Please be sure to sign and date this Proxy.	5.	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).		FOR	AGAINST	ABSTAIN
	6.	To vote on a stockholder proposal, if properly raised at the meeting, to amend the By-Laws applicable to the Audit Committee and independent auditors, self-dealing and interlocking directorships.		FOR	AGAINST	ABSTAIN

Stockholder signs here: ___________________________ Date:____________	Co-owner signs here: ______________________________ Date:______________

STATE STREET CORPORATION

Annual Meeting of Stockholders -- April 17, 2002

Dear State Street Corporation Salary Savings Program Participant:

The Annual Meeting of Stockholders of State Street Corporation will be held on April 17, 2002. Enclosed is the 2001 Annual Report, Notice of 2002 Annual Meeting of Stockholders and the Proxy Statement containing information about the proposals to be voted on by stockholders at the meeting. Voting on corporate matters is an important benefit you have as a participant in the State Street Corporation Stock Fund of the Salary Savings Program.

As a Plan participant, you may direct the Trustee on how to vote the shares of State Street Corporation allocated to your account. If you do not provide instructions to the Trustee, the Trustee will vote your shares in accordance with the Salary Savings Program Plan and Trust Documents.

Please place an X in the appropriate boxes on the reverse side of this Voting Instruction Form, sign and date the Form, and return it as soon as possible in the enclosed postage paid envelope. The Trustee must receive your Voting Instruction Form no later than Friday, April 12, 2002 for your vote to be counted. You may not provide your voting direction at the Annual Meeting; you must direct your vote in advance to the Trustee. Your vote will be held in confidence by the Trustee.

Because your voice is important, you are strongly encouraged to direct the Trustee on how to vote your shares. Your vote will contribute toward the future of our Corporation. If you have any questions, please call the GHR Customer Service at 617-985-8040, or, internally at ext. 5-8040, or e-mail to "GHR-Customer-Service."

Sincerely,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

To be completed, signed and dated on reverse side.
Please fold completed form and mail it
in its entirety to the Trustee in the envelope provided.

STATE STREET CORPORATION
Annual Meeting of Stockholders -- April 17, 2002

DIRECTION TO THE TRUSTEE

        As a participant in the Salary Savings Program, I hereby direct State Street Bank and Trust Company, as Trustee, to vote as follows the shares of State Street Corporation common stock allocated to my account at the Annual Meeting of Stockholders to be held on April 17, 2002, and any adjournments thereof.

        Each of the matters to come before the meeting is fully described in the Notice of and Proxy Statement for the meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU GRANT AUTHORITY FOR THE ELECTION OF DIRECTORS AND THAT YOU VOTE FOR ITEMS 2 AND 3 AND AGAINST ITEMS 4, 5 AND 6. THE SHARES REPRESENTED BY THIS DIRECTION WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS. IF NO SPECIFICATION IS MADE, THE TRUSTEE SHALL VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN ACCORDANCE WITH THE SALARY SAVINGS PROGRAM AND TRUST DOCUMENTS.

Nominees for Class III Director whose term expires in 2005:  T. Albright, N. Darehshori, R. Logue, G. Summe, D. Walsh

Please mark your vote as indicated in this example.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.					The Board of Directors recommends a vote AGAINST Items 4, 5 and 6.
Item 1 -	Election of Five Directors (See above for list of nominees)	For all Nominees	Withhold	For all Except	Item 4 -	To vote on a stockholder proposal to request the directors to redeem the outstanding rights under our Rights Agreement.	FOR	AGAINST	ABSTAIN

INSTRUCTION: If you do not wish your shares voted "FOR" one or more of the nomiees, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s) listed above. Your shares will be voted for the remaining nominee(s).					Item 5 -	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).	FOR	AGAINST	ABSTAIN
Item 2 -	To vote on an amendment ot the 1997 Equity Incentive Plan to increase the number of shares available for issuance under the plan.	FOR	AGAINST	ABSTAIN	Item 6 -	To vote on a stockholder proposal, if properly raised at the meeting, to amend the By-Laws applicable to the Audit Committee and independent auditors, self-dealing and interlocking directorships.	FOR	AGAINST	ABSTAIN
Item 3 -	To approve the amended performance goals under the 1997 Equity Incentive Plan.	FOR	AGAINST	ABSTAIN
Dated: ____________________________, 2002					In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or any other adjournments thereof.
___________________________________________ Participant NOTE: Please sign exactly as your name appears hereon.

THIS DIRECTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.